Exhibit 99.1

Company Contact:
Bill Willett
Programmer's Paradise(R), Inc.
Chairman and Chief Executive Officer
(732)-389-8950
bill.willett@programmers.com

PROGRAMMER'S PARADISE(R), INC. REPORTS 2004 FOURTH QUARTER
AND YEAR END FINANCIAL RESULTS

FOURTH QUARTER SALES INCREASE 55%

SHREWSBURY, NJ, January 27, 2005 - Programmer's Paradise (R), Inc. (NASDAQ: PROG) today reported financial results for the fourth quarter and year ended December 31, 2004. The results will be discussed in a conference call to be held on Friday, January 28, 2005 at 10:00 AM Eastern time. The dial-in telephone number is (866) 802-4324 and the pass code is "PROG".

Revenue for the quarter ended December 31, 2004 was $31.0 million compared with $20.0 million for the quarter ended December 31, 2003. This 55% increase in sales reflects the expansion of our account executive team, improved productivity and a continued favorable IT spending environment. In addition, sales increased 16% over the immediately preceding quarter.

For the year 2004 sales were $103.6 million, compared with $69.6 million for the year 2003, a 49% increase.

For the year of 2005, we will continue to invest to grow market share. We expect to increase the number of account executives in our Shrewsbury, N.J. home office and in our satellite offices in Mount Laurel, N.J. and in Mississauga, Ontario, Canada. In addition, early in the second quarter we expect to open a new satellite sales office in Long Island, New York.

As a result of our strong performance in 2004 and our confidence in our future performance we reversed $4.1 million of our $5.0 million deferred income tax valuation allowance on December 31, 2004.

As discussed in the Company's previously filed Form 10-Q for the period ended September 30, 2004, the Company had net deferred tax assets totaling approximately $5.7 million, all of which were offset by a valuation allowance. The Company also noted that its assessment of the requirement for the valuation allowance could change in the future based upon its level of pre-tax income.

Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109), requires the Company to record a valuation allowance when it is "more likely than not that some portion or all of the deferred tax assets will not be realized." Since December 31, 2000, the Company has maintained a 100% valuation allowance equal to the net deferred tax assets.

Based upon the Company's profitable operations since December 31, 2002, and its expected profitability in future years, the Company has concluded that the results of future operations will generate sufficient taxable income to realize certain deferred tax assets. The Company has reduced its valuation allowance which was provided for in prior years. The Company believes that uncertainty still exists regarding the realizability of certain deferred tax assets, and accordingly, has established a $0.9 million valuation allowance, based on management's estimates, against these specific deferred tax assets.

As a result, in accordance with SFAS No. 109, the Company recorded a net deferred tax benefit (including the net change in valuation allowance) in the amount of $4.1 million.

As a result of the reversal of the valuation allowance, beginning with the first quarter of 2005, the Company expects to begin providing an income tax provision at a rate on income before taxes equal to the combined federal and state effective tax rates, currently estimated to be 40 percent.

On January 26, 2005, Mr. James W. Sight resigned for personal reasons from the Board of Directors of Programmer's Paradise, Inc. Bill Willett, Chairman and CEO, said, "on behalf of Programmer's Paradise, Inc. we thank Jim for his years of service as a member of our Board". There were no disagreements between Mr. Sight and the Company or its Board of Directors.

The 2004 cash dividend distribution paid to shareholders should be treated as 56.4% as a return of capital and 43.6% as a taxable dividend. However, shareholders should discuss this with their tax advisors.

Programmer's Paradise, Inc. (NASDAQ: PROG) was founded in 1982 and is an award-winning marketer of technical software and hardware.

Programmer's Paradise is one of the most recognizable and memorable brands in developer marketing. Our experienced account executives are key in our strategy. We offer our customers customized extranets, consultancy services, and flexible financing, as well as same day shipping.

Additional information can be found by visiting .

Contact Programmer's Paradise, Inc. via Bill Willett, CEO of Programmer's Paradise, Inc. at (732) 389-8950 or bill.willett@programmers.com.

The statements in this release concerning the Company's future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the continued acceptance of the Company's distribution channel by vendors and customers, the timely availability and acceptance of new products, and contribution of key vendor relationships and support programs.

- Tables Follow -

PROGRAMMER'S PARADISE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)
	December 31, 2004 (Unaudited)	December 31, 2003 (Audited)
ASSETS
Current assets
Cash and cash equivalents	$ 4,888	$ 5,878
Marketable Securities	6,595	5,033
Accounts receivable, net	14,173	7,634
Inventory - finished goods	1,423	1,119
Prepaid expenses and other current assets	673	333
Deferred income taxes, current	1,423	-
Total current assets	29,175	19,997

Equipment and leasehold improvements, net	303	292
Other assets	581	200
Deferred income taxes, net of current	2,855	-
Total assets	$ 32,914	$ 20,489

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$ 15,994	$ 8,919
Dividend payable	425	375
Total current liabilities	16,419	9,294

Commitments and contingencies

Stockholders' equity
Common stock, $.01 par value; authorized, 10,000,000
shares; issued 5,284,500 shares	53	53
Additional paid-in capital	32,642	34,099
Treasury stock, at cost, 1,418,090 shares and 1,533,970
shares, respectively	(4,130)	(4,490)
Retained earnings	(12,223)	(18,545)
Accumulated other comprehensive income (loss)	153	78
Total stockholders' equity	16,495	11,195
Total liabilities and stockholders' equity	$ 32,914	$ 20,489

PROGRAMMER'S PARADISE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (Unaudited) (In thousands, except per share data)
			Three months ended
	December 31,		December 31,
	2004	2003	2004	2003
Net sales	$ 103,582	$ 69,569	$ 31,022	$ 19,965
Cost of sales	91,243	60,609	27,566	17,410
Gross profit	12,339	8,960	3,456	2,555
Selling, general and administrative expenses	10,173	8,143	2,814	2,203
Income from operations	2,166	817	642	352
Interest income, net	156	133	69	40
Realized foreign exchange gain/(loss)	(44)	97	(48)	27

Income before income tax provision	2,278	1,047	663	419
Provision (benefit) for income taxes	(4,044)	81	(4,148)	29

Net income	$ 6,322	$ 966	$ 4,811	$ 390

Net income per common share - Basic	$ 1.65	$ 0.26	$ 1.25	$ 0.10

Net income per common share - Diluted	$ 1.51	$ 0.25	$ 1.10	$ 0.10

Weighted average common shares outstanding-Basic	3,828	3,724	3,854	3,732

Weighted average common shares outstanding-Diluted	4,180	3,900	4,357	3,907

Reconciliation to comprehensive income:
Net Income	$ 6,322	$ 966	$ 4,811	$ 390
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on marketable securities	(22)	-	-	(16)
Foreign currency translation adjustments	97	223	71	23
Total comprehensive income	$ 6,397	$ 1,189	$ 4,882	$ 397